Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES D CONVERTIBLE PREFERRED STOCK
OF SOFTBRANDS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SOFTBRANDS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation’s Second Restated Certificate of Incorporation, as amended, the Board of Directors on August 14, 2006, adopted the following resolution creating a series of  6,673 shares of Preferred Stock designated as “Series D Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1.               Designation and Number of Shares.

The designation of the series of Preferred Stock authorized hereby shall be “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”).  The maximum number of shares of Series D Preferred Stock shall be 6,673 shares.

Section 2.               Dividends.

2A.          General Obligation.  To the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends to the holders of the Series D Preferred Stock in cash as provided in this Section 2.  Except as otherwise provided herein, dividends on each share of Series D Preferred Stock (each, a “Share”) shall accrue, whether or not declared or paid, on a daily basis at the Dividend Rate on the sum of (x) the Liquidation Value thereof and (y) all dividends that have accumulated thereon in accordance with Section 2B below, from and including the Original Date of Issuance of such Share to and including the date on which (i) the Liquidation Value of such Share (plus all Unpaid Dividends thereon) is paid to the holder thereof, (ii) such Share is converted into Common Stock as provided herein and all Unpaid Dividends have been paid to the holder thereof, or (iii) such Share is redeemed as provided herein or otherwise acquired by the Corporation.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all Unpaid Dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities, the Series B Preferred Stock or the Series C Preferred Stock.  Such dividends shall be payable in cash, semi-annually in arrears

(i) on the last day of June and December of each year beginning December 31, 2006, and if such date is not a Business Day, then on the next succeeding Business Day (the “Dividend Reference Dates”) and (ii) with respect to any Share converted into Common Stock pursuant to Section 6, on the date on which such Share is converted pursuant to the terms hereof.  The date on which the Corporation initially issues any Share shall be deemed to be its “Original Date of Issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

2B.          Dividend Reference Dates.  For purposes of clarity, to the extent not paid on a Dividend Reference Date, all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

2C.          Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series D Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate Unpaid Dividends on the Shares held by each such holder.

2D.          Participating Dividends.  In the event that the Corporation declares or pays any dividends upon the Common Stock (including the distribution of any Rights and whether any such dividends are payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series D Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred Stock had all of the outstanding Series D Preferred Stock been converted into Common Stock (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 3.               Liquidation.

3A.          Priority of Series D Preferred Stock Upon Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Series D Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount (the “Series D Liquidation Preference”) per Share equal to the greater of (x) the Liquidation Value of such Share (plus all Unpaid Dividends thereon), and (y) the amount which such holder would be entitled to receive in connection with the applicable Liquidation Event had such holder converted such Share into shares of Common Stock (including the amount payable with respect to any Rights then outstanding) in accordance with the terms hereof (without actually requiring such Share to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to such Liquidation Event, plus any Unpaid Dividends on such

Share.  If upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock are insufficient to permit payment of the Series B Liquidation Preference Payments to all holders of Series B Preferred Stock, payment of the Series C Liquidation Preference (as defined in the Series C Certificate) to all holders of Series C Preferred Stock, payment of the Series C-1 Liquidation Preference (as defined in the Series C-1 Certificate) to all holders of Series C-1 Preferred Stock and payment of the Series D Liquidation Preference to all holders of Series D Preferred Stock, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed among such holders of Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock pro rata based upon the aggregate payment to which each such holder would be entitled if the full Series B Liquidation Payment, Series C Liquidation Preference payment, Series C-1 Liquidation Preference payment and Series D Liquidation Preference payment were made.  Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series D Preferred Stock, setting forth in reasonable detail the terms, provisions and the conditions of such Liquidation Event and the amount of proceeds to be paid with respect to each Share and each Junior Security in connection with such Liquidation Event.  After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock and any other Junior Security (other than Common Stock), the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders.  If any amounts distributed pursuant to this Section 3A are in a form other than cash, then the value of any such amounts distributed shall be deemed to be the Market Price thereof as of the date of receipt by the holder of Series D Preferred Stock.

3B.          Change of Control.  In connection with any Change of Control, unless a holder of Shares then outstanding elects to cause the Corporation to redeem the Series D Preferred Stock of such holder upon a Change of Control approved by the Board of Directors in accordance with Section 4B below, the consideration to be paid to such holder of the Corporation’s capital stock in connection with and simultaneously with the consummation of such Change of Control shall be allocated such that such holder of Shares receives the amounts to which it would be entitled pursuant to Section 3A above as if such Change of Control transaction were a “Liquidation Event.”  The Corporation shall not approve, adopt or enter into any agreement or arrangement relating to a Change of Control (or amend or modify any such agreement) if such agreement or arrangement (or the effect of any such amendment or modification thereto) does not allocate the consideration to be paid in connection with such transaction in accordance with the immediately preceding sentence and Section 4B below.

Section 4.               Redemption.

4A.          Optional Redemption

(i)            Subject to the right under Section 6 of the holder of any Share to convert such Share into Common Stock in lieu of redemption, the Corporation may, at any time after August 14, 2008 elect to redeem all or any portion of the Series D Preferred Stock then outstanding pro rata among the holders thereof at a redemption price in cash per Share (the

“Series D Redemption Price”) equal to the Series D Liquidation Preference for such Share; provided, however, that no such redemption of any Share may be effected (the conditions set forth in subsections (a) through (e) below to be known herein as the “Redemption Conditions”):

(a)           unless the average daily closing price of a share of the Common Stock on the national securities exchange on which the Common Stock is listed, or if not listed, as quoted through the NASDAQ System, as applicable (such exchange or the NASDAQ System to be known herein as the “Exchange”), averaged over a period of thirty (30) Business Days consisting of the third Business Day prior to the date the Redemption Notice is sent pursuant to subsection (ii) of this Section 4A and the 29 consecutive Business Days prior to such day (the “30-Day Period”), is equal to or greater than 200% of the initial Conversion Price;

(b)           unless the average daily reported volume of trading in the Common Stock on the Exchange during the 30-Day Period is greater than 95% of the average daily reported volume of trading in the Common Stock during the 90 Business Days consisting of the Business Day immediately prior to the commencement of the 30-Day Period and the 89 consecutive Business Days prior to such day;

(c)           unless the number of shares of Underlying Common Stock issuable upon conversion of that number of shares of Series D Preferred Stock called for redemption represent no greater than 31% of the total reported volume of trading in the Common Stock on the Exchange during the 30-Day Period;

(d)           unless the Corporation shall have filed a Registration Statement under the Securities Act relating to the Underlying Common Stock and such registration statement shall have been declared effective by the Securities and Exchange Commission and has remained effective; and

(e)           if the Corporation has effected any Optional Redemption during the previous 120 days.

(ii)           In addition to the optional redemption set forth in Section 4A(i), but subject to the right under Section 6 of the holder of any Share to convert such Share into Common Stock in lieu of redemption, the Corporation may, at any time during the Redemption Period elect to redeem (any such redemption under Section 4A(i) or this Section 4A(ii), an “Optional Redemption”) all (but not less than all) of the Series D Preferred Stock then outstanding at a redemption price in cash per Share equal to the Series D Redemption Price:

(iii)          The Corporation may exercise its election to redeem the Series D Preferred Stock under this Section 4A by sending written notice (the “Redemption Notice”) to each record holder of Shares, notifying such holder of (a) the redemption to be effected, specifying the number of Shares to be redeemed from each holder (which shall be not less than all Shares in the event of an Optional Redemption pursuant to Section 4A(ii)), (b) the amount of the Series D Redemption Price (including a reasonably detailed calculation thereof) and the aggregate Series D Redemption Price to be paid to such holder, (c) the date on which such redemption shall be effected (which date shall be not more than four (4) Business Days after the date on which the Redemption Notice is sent and shall be the “Redemption Date” for all purposes of this Section 4A), and (d) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such holder’s Shares.  The Redemption Notice shall be deemed sent as provided in this subsection (iii) on the second Business Day after delivery to an overnight courier for delivery to each holder of record of Series D Preferred Stock, at its post office address last shown on the records of the Corporation, provided that if any such holder has so requested in a writing specifying appropriate directions for such communication, such notice may be deemed sent when given by electronic communication in compliance with the provisions of the General Corporation Law.  On or after the Redemption Date, each holder of Series D Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such Shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, each surrendered certificate shall be cancelled and in the event less than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares without cost to such holder within three (3) Business Days after surrender of the certificate representing the redeemed Shares.

4B.          Redemption in Connection with Change of Control.  In connection with any Change of Control approved by a majority of the Board of Directors of the Corporation, each holder of Shares may elect to cause the Corporation to redeem all or any portion of the Series D Preferred Stock of such holder then outstanding at a redemption price in cash per Share equal to the Series D Redemption Price which shall be paid against surrender for cancellation of the certificates representing the Shares on the date of consummation of the Change of Control (which shall be the “Redemption Date” for all purposes of this Section 4B); provided, that in the event any Change of Control is consummated pursuant to the exercise of an Appointment Right (as defined in the Purchase Agreement), each holder of Shares shall receive its Series D Redemption Price in the same form and ratio of the type of consideration as is received by all of the Corporation’s other stockholders.  Such holder may exercise its election under this Section 4B by sending written notice thereof to the Corporation not less than ten (10) Business Days prior to the scheduled closing date of the Change of Control.  Within two (2) Business Days after receipt of such written notice, the Corporation shall give written notice of such request to all holders of Series D Preferred Stock, and such notice shall include the information required to confirm satisfaction of the Redemption Conditions.

4C.          Redemption Payments.  For each Share that is to be redeemed at the option of the Corporation pursuant to Section 4A, or at the option of the holder upon a Change of Control approved by the Board of Directors pursuant to Section 4B, the Corporation shall be obligated on the applicable Redemption Date to pay to the holder thereof against surrender of the certificate representing such Share a cash amount in immediately available funds equal to the Series D Redemption Price.  If the Corporation’s funds that are legally available for redemption of Shares on any Redemption Date are insufficient to pay the aggregate Series D Redemption Price for the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares based upon the aggregate Series D Redemption Price of the Shares held by such holders.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to pay the balance of the Series D Redemption Price for the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.  From and after the Redemption Date, unless there shall have been a default in payment of the Series D Redemption Price, all rights of the holders of Shares designated for redemption in the Redemption Notice as holders of Series D Preferred Stock (except the right to receive the Series D Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such Shares, and such Shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  Without limiting the generality of the foregoing, unless there shall have been a default in payment on the Series D Redemption Price, no Share shall be entitled to any dividends accruing after the Redemption Date to the holder of any such Share.

4D.          Dividends After Redemption Date.  No Share shall be entitled to any dividends accruing after the Redemption Date for such Share.  On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

4E.           Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4F.           Other Redemptions or Acquisitions.  The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares, except as expressly authorized herein.

Section 5.               Voting Rights.

5A.          Voting with Common Stock.  The holders of the Series D Preferred Stock shall be entitled to notice of all meetings of stockholders as and when such notice is provided to the holders of the Common Stock, and except as provided below in this Section 5A or in Section 5B and Section 5C or as otherwise required by applicable law, the holders of the Series D Preferred Stock shall be entitled to vote on all matters (including the election of directors) submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share, and each Share of Series D Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such Share pursuant to Section 6 hereof (without giving effect to any adjustment that may be made to the Conversion Price in accordance with Section 6B hereof) as of the record date for such vote or, if no record date is specified, as of the date of such vote.

5B.          Election of Directors.  So long as ABRY continues to own not less than 20% of the shares of Common Stock issued or issuable upon conversion of the Series D Preferred Stock, at any time that the Investor Director is not a member of the Board of Directors, the Board of Directors shall include a director elected by the holders of a majority of the Underlying Common Stock pursuant to this Section 5B.

(i)            From and after the Original Date of Issuance in the election of members of the Board of Directors, at any time that the Investor Director is not a member of the Board of Directors, the holders of a majority of the shares of Underlying Common Stock, voting separately as a single class to the exclusion of all other classes or series of the Corporation’s capital stock and with each share of Underlying Common Stock entitled to one vote, shall be entitled to nominate and elect one (1) individual to serve as a member of the Board of Directors.

(ii)           Each director nominated and elected by the holders of a majority of the shares of Underlying Common Stock in accordance with this Section 5B shall serve on the Board of Directors for a term of office equal to the longest term for which other directors of the Corporation are elected.  Each such director shall serve until such director’s successor is duly elected by the holders of the Shares or such director resigns, dies, becomes disqualified or is removed from office by such holders.  If the holders of the shares of Underlying Common Stock for any reason fail to nominate and elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the shares of Underlying Common Stock nominate and elect a director to fill such position and shall not be filled by resolution or vote of the Board of Directors or the Corporation’s other stockholders.  The right of the holders of shares of Underlying Common Stock to elect members of the Board of Directors may be exercised (i) at any special meeting of the holders of the shares of Underlying Common Stock, (ii) at any annual or other special meeting of stockholders, and (iii) to the extent and in the manner permitted by applicable law and the Certificate of Incorporation of the Company, pursuant to a written consent in lieu of a meeting of the holders of shares of Underlying Common Stock.  At any meeting or at any adjournment thereof at which the holders of shares of Underlying Common Stock elect directors pursuant to this Section 5B, the presence, in person or by proxy, of the holders of a majority of the shares of Underlying Common Stock then outstanding shall be required to constitute a quorum for the election or removal of any director pursuant to this Section 5B.  The vote of a majority of such quorum shall be required to elect or remove any such director.

5C.          Special Voting Rights.  In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or consent in lieu of a meeting of the holders of not less than 75% of the Shares then outstanding:

(i)            amend, modify, restate or repeal (by merger, consolidation or otherwise) any provision of, or add to (by merger, consolidation or otherwise) the certificate of incorporation or bylaws of the Corporation in any manner which would adversely alter or change the rights, preferences or privileges of the Series D Preferred Stock;

(ii)           authorize or issue (by merger, consolidation or otherwise) any share of stock of any class (including any Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock), or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to the payment of dividends or the distribution of assets upon a redemption, Liquidation Event, Organic Change or Change of Control or other transaction senior to or on parity with any such preference or priority of the Series D Preferred Stock;

(iii)          amend, modify, restate or repeal this Certificate of Designation;

(iv)          reclassify (by merger, consolidation or otherwise) any capital stock into shares having any preference or priority as to the payment of dividends or the distribution of assets upon a redemption, Liquidation Event, Organic Change, Change of Control or other transaction senior to or on parity with any such preference or priority of the Series D Preferred Stock; or

(v)           pay or declare any dividend or distribution on any shares of its capital stock (other than dividends payable on the Series C Preferred Stock, dividends payable on the Series C-1 Preferred Stock, dividends payable on the Series D Preferred Stock, dividends payable in accordance with the Rights Agreement and dividends on the Common Stock payable in additional shares of Common Stock for which an adjustment will be made pursuant to Section 6) or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through Subsidiaries or otherwise, of any shares of its capital stock (other than (x) redemptions, retirements, purchases or acquisitions of the Series D Preferred Stock in accordance with the terms of this Certificate of Designations, of the Series C Preferred Stock in accordance with the Series C Certificate and of the Series C-1 Preferred Stock in accordance with the Series C-1 Certificate, and (y) redemptions authorized in accordance with the Rights Agreement).

Section 6.               Conversion; Exchange.

6A.          Conversion Procedure.

(i)            Subject to the terms of this Section 6, at any time and from time to time any holder of Series D Preferred Stock may convert all or any portion of the Series D Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Common Stock (which shall include any associated Rights) computed by multiplying the number of Shares to be converted by the quotient of (x) Liquidation Value, and (y) the Conversion Price then in effect; provided, that at such time, the Corporation shall pay to such holder all Unpaid Dividends on the Series D Preferred Stock being converted.  If the Corporation elects to redeem any Share pursuant to Section 4A, the holder of such Share may elect in lieu of such Optional Redemption to convert such Share pursuant to this Section 6.

(ii)           Except as otherwise provided herein, each conversion of Series D Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series D Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation or of any transfer agent for the Series D Preferred Stock and Common Stock, duly endorsed or accompanied by a written instrument of transfer from the record holder in a form reasonably satisfactory to the Corporation, together with written notice to the Corporation at such office that such holder elects to convert the same and stating therein the number of shares of Series D Preferred Stock being converted and such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series D Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.  Upon conversion of any Share into Common Stock, the Corporation shall pay Unpaid Dividends on such Share in accordance with Section 2 hereof.

(iii)          The conversion rights of any Share subject to redemption or exchange hereunder shall terminate on the Redemption Date for such Share unless the Corporation shall default in its obligation to pay the holder thereof the Series D Redemption Price for such Share in accordance with the provisions of Section 4A.

(iv)          Notwithstanding any other provision hereof, if a conversion of Series D Preferred Stock is to be made in connection with an Organic Change, a Change of Control, an Optional Redemption or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(v)           As soon as possible after a conversion has been effected (but in any event within three (3) Business Days), the Corporation shall deliver to the converting holder:

(a)           a certificate or certificates representing the number of shares of Common Stock and any associated Rights issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b)           a certificate representing any shares of Series D Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi)          The issuance of certificates for shares of Common Stock and any associated Rights upon conversion of Series D Preferred Stock shall be made without charge to the holders of such Series D Preferred Stock for any issuance tax in respect thereof if issued in the name of such holder or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock and any associated Rights.  Upon conversion of each Share, the Corporation shall insure that the Common Stock and any associated Rights issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vii)         The Corporation shall not close its books against the transfer of Series D Preferred Stock or of Common Stock issued or issuable upon conversion of Series D Preferred Stock in any manner which interferes with the timely conversion of Series D Preferred Stock.  The Corporation shall reasonably assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation but excluding the filing of any registration statement with the Securities and Exchange Commission unless the Corporation is contractually or otherwise required to file any such registration statement).

(viii)        The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series D Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series D Preferred Stock.  All shares of Common Stock and associated Rights which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any Exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance and excluding the filing of any registration statement with the Securities and Exchange Commission unless the Corporation is contractually or otherwise required to file any such registration statement).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series D Preferred Stock.

(ix)           If the shares of Common Stock issuable by reason of conversion of Series D Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation or any Rights, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Common Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock, securities or Rights into which the shares of Common Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

6B.          Conversion Price.

(i)            To prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

(ii)           If and whenever after the Original Date of Issuance of the Series D Preferred Stock, the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any share of Common Stock for a consideration per share less than (x) eighty percent (80%) of the Market Price of the Common Stock at such time or (y) the Conversion Price in effect immediately prior to such time (the greater of such amounts being referred to herein as the “Adjustment Multiplier”), then immediately upon such issue or sale or deemed issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by multiplying (x) the Conversion Price in effect immediately prior to such issue or sale by (y) the quotient obtained by dividing (i) the sum of (A) the product determined by multiplying the Adjustment Multiplier by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the product determined by multiplying the Adjustment Multiplier by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Conversion Price shall not be reduced pursuant to this Section 6B below the Conversion Price Floor.

(iii)          Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to a Permitted Issuance.

6C.          Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Section 6B, the following shall be applicable:

(i)            Issuance of Rights or Options.  If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Adjustment Multiplier, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share.  For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Adjustment Multiplier, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Conversion Rate.  If, in the case of Options and Convertible Securities issued on or after the Original Date of Issuance, the purchase price provided for in any such Options, the additional consideration, if any, payable upon the conversion or exchange of any such Convertible Securities or the rate at which any such

Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the Original Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv)          Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.  For purposes of Section 6C the expiration or termination of any Option or Convertible Security which was outstanding as of the Original Date of Issuance shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Original Date of Issuance.

(v)           Calculation of Consideration Received.  If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses).  If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.  If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be.  The fair value of any consideration other than cash and securities shall be as reasonably determined by the Board of Directors of the Company in good faith; provided, however, that in the event that any Common Stock, Options or Convertible Securities are issued or sold or deemed to be issued or sold and such Common Stock, Options or Convertible Securities represent (on an as-converted basis) greater than 10% of the Common Stock Deemed Outstanding as of the date of such issuance, then the fair value of such Common Stock, Options or Convertible Securities, as the case may be, shall be determined by a majority of the Board of Directors of the Corporation in good faith; provided, that the Corporation shall notify the holders of a majority of the outstanding Series D Preferred Stock of such determination in writing and such holders may, within five (5) Business Days of such notification advise the Corporation that they dispute the fair value.  If such parties are unable to reach agreement within a reasonable period of time after notification of such disputed valuation, such fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series D Preferred Stock.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne equally by the Corporation and the holders of the Series D Preferred Stock who have disputed the valuation.

(vi)          Integrated Transactions.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the consideration for the Option shall be deemed to be $0.01.

(vii)         Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock.

(viii)        Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6D.          Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of the events described above, had such share of Series D Preferred Stock been converted (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to the occurrence of such event.  If the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of the events described above, had such share of Series D Preferred Stock been converted (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to the occurrence of such event.

6E.           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”.  Prior to the consummation of any Organic Change (other than an Organic Change that is also a Change in Control), the Corporation shall insure that each of the holders of Series D Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series D Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series D Preferred Stock (without actually requiring such Series D Preferred Stock to be so converted and without regard to any limitation on conversion set forth herein or otherwise) immediately prior to such Organic Change.  In each such case, the Corporation shall also insure that the provisions of this Section 6 shall thereafter be applicable to the Series D Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series D Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6F.           Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series D Preferred Stock; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Common Stock issuable upon conversion of each Share of Series D Preferred Stock.

6G.          Notices.

(i)            Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series D Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Corporation shall give written notice to all holders of Series D Preferred Stock at least twenty (20) Business Days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Change of Control, Organic Change or Liquidation Event.

(iii)          The Corporation shall also give written notice to the holders of Series D Preferred Stock at least twenty (20) Business Days prior to the date on which any Organic Change or Change of Control shall take place.

6H.          Conversion at Election of Corporation.  Subject to the restrictions set forth below, at any time and from time to time after August 14, 2008 the Corporation may elect to require holders of Series D Preferred Stock to convert such Shares into shares of Common Stock at the then applicable Conversion Price.  The Corporation may exercise its election to convert shares of Series D Preferred Stock pursuant to this Section 6H by sending written notice (the “Conversion Notice”) of such conversion to all holders of Shares at least ten (10) Business Days prior to the date of consummation of such conversion (such date of consummation, the “Mandatory Conversion Date”); provided, however, that: (A) the Corporation may not deliver a Conversion Notice and no conversion of Shares may occur pursuant to this Section 6H at any time when (i) a Remedy Event (as defined in the Purchase Agreement) has occurred and is continuing, or there is any other material breach of a representation, warranty or covenant contained in the Purchase Agreement that has occurred and is continuing, (ii) the proposed conversion would occur within 120 days of another notice delivered by the Corporation pursuant to this Section 6H, or (iii) any of the Redemption Conditions are not satisfied (determined by replacing, for purposes of such conditions, the Conversion Notice for the Redemption Notice in Section 4A(i)(a)).  Each conversion of Shares pursuant to this Section 6H shall be made pro rata among the holders of the Shares based upon the number of Shares then held by each such holder.  Not later than three (3) Business Days following receipt of a Conversion Notice, each holder of shares of Series D Preferred Stock shall surrender his, her or its certificate or certificates for all such Shares to be converted to the Corporation at the Corporation’s principal offices, and shall within two (2) Business Days thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6.  On the Mandatory Conversion Date, all outstanding shares of Series D Preferred Stock elected to be converted by the Corporation in the Conversion Notice shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive any Unpaid Dividends and certificates for the number of shares of Common Stock into which such Series D Preferred Stock has been converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series D Preferred Stock and in any event within two (2) Business Days thereafter, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  All certificates evidencing shares of Series D Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series D Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  Such converted Series D Preferred Stock may not be reissued and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

Section 7.               Registration of Transfer.  The Corporation shall keep at its principal office or at the office of any transfer agent for the Series D Preferred Stock, a register for the registration of Series D Preferred Stock.  Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

Section 8.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or its transfer agent, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 9.               Definitions.

“ABRY” means ABRY Mezzanine Partners, L.P., together with its Affiliates.

“Adjustment Multiplier” has the meaning set forth in Section 6B(ii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York, New York are authorized or obligated by applicable law to close.

“Change of Control” means: (i) any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation’s assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person); (ii) the consummation of any transaction involving the Corporation, including, without limitation, any merger or consolidation, whereby any Person (including any group that is deemed to be a Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the aggregate voting equity securities of the Corporation or the surviving entity or entities of such transaction if other than the Corporation; (iii) the members of the Board of Directors prior to any transaction cease for any reason to constitute a majority of the members of the Board of Directors following consummation of such transaction; or (iv) the Corporation adopts a plan of liquidation; provided, however, any transaction contemplated by this definition of “Change of Control” shall constitute a Change of Control only if it is approved by a majority of the Board of Directors of the Corporation.

“Common Stock” means the Corporation’s Common Stock, par value $0.01 per share (including any associated Rights), and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such time or upon conversion of Convertible Securities (including the Series D Preferred Stock) outstanding immediately prior to such time.

“Conversion Price” of any Share shall be equal to $1.67, as the same may be adjusted pursuant to Section 6.

“Conversion Price Floor” of any Share shall be equal to $0.92.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” means SoftBrands, Inc., a Delaware corporation.

“CRP” means Capital Resource Partners V, L.P., together with its Affiliates.

“Dividend Rate” of any Share shall be equal to 8.0% per annum; provided, that if the Senior Facility is in effect, from and after the date on which the Corporation fails to pay in full any dividends then owing on the Series D Preferred Stock, the Series D Liquidation Preference or the Series D Redemption Price through the end of the fiscal quarter in which any such failed payment is made, the Dividend Rate on the Series D Preferred Stock shall be increased by an additional 2% and provided, further, that if the Senior Facility is no longer in effect, following the occurrence of a Remedy Event (as defined in the Purchase Agreement), the Dividend Rate on the Series D Preferred Stock shall be increased by an additional 2% until the end of the fiscal quarter in which the Remedy Event is cured and dividends that have accrued prior to the Remedy Event occurring in such fiscal quarter shall be recalculated as if such increased Dividend Rate applied on the first day of the fiscal quarter in which the Remedy Event occurred.

“Dividend Reference Date” has the meaning set forth in Section 2A.

“Exchange” has the meaning set forth in Section 4A(i)(a).

“Investor Director” has the meaning set forth in the Purchase Agreement.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 3A.

“Liquidation Value” of any Share shall be equal to $1,000, as the same may be adjusted to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case (i) averaged over a period of 30 days consisting of the day as of which “Market Price” is being determined and the 29 consecutive Business Days prior to such day, and (ii) averaged on a volume-weighted basis based on the trading volume for each such Business Day.   If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, or if at any time this Certificate of Designation requires the determination of the Market Price of any asset which does not constitute a security, the “Market Price” shall be the fair value of such security or asset determined by the Board of Directors of the Corporation in good faith; provided, that the Corporation shall notify the holders of a majority of the outstanding Series D Preferred Stock of such determination in writing and such holders may within five days of such notification advise the Corporation that they dispute the fair value.  If such parties are unable to reach agreement within a reasonable period of time after notification of such disputed valuation, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series D Preferred Stock.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne equally by the Corporation and the holders of the Series D Preferred Stock who have disputed the valuation.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” has the meaning set forth in Section 6E.

“Original Date of Issuance” has the meaning set forth in Section 2A.

“Permitted Issuance” means (i) the granting of Options to purchase Common Stock, or other stock-based benefits, to employees, directors or consultants of the Corporation or the exercise thereof, pursuant to any reservation under any employee benefit plan to the extent and as in effect as of the date of the Purchase Agreement, or approved thereafter by the Board of Directors and shareholders of the Corporation, including the holders of at least a majority of the outstanding Series D Preferred Stock, (ii) the issuance of Common Stock upon conversion of the Shares or the conversion of Shares of Series C Preferred Stock, Shares of Series C-1 Preferred Stock and Shares of Series B Preferred Stock, in each case, outstanding on the date hereof, (iii) the issuance of Common Stock upon the exercise of the Warrants, (iv) the issuance of Common Stock pursuant to the exercise of Options, Convertible Securities or other rights to acquire Common Stock that are outstanding on the date of the Purchase Agreement, (v) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, or a recapitalization, to the extent covered by Subsection 6D or 6E above, (vi) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation in an aggregate amount not to exceed 1% of the Common Stock Deemed Outstanding as of August 17, 2005, (vii) the issuance of shares of Common Stock, or Options or warrants to purchase Common Stock, in licensing or collaborative arrangements, or in strategic partnerships, to the other party to such arrangement or partnership in connection with the licensing of technology approved by the Board of Directors of the Corporation in an aggregate amount not to exceed 1% of the Common Stock Deemed Outstanding as of August 17, 2005, (viii) the issuance of Common Stock in connection with any acquisition or merger to the extent approved by the Board of Directors, including the Investor Director (as defined in the Purchase Agreement) to the seller in such acquisition or merger.

“Person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Purchase Agreement” means the Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 14, 2006, by and between the Corporation, ABRY Mezzanine Partners, L.P. and Capital Resource Partners V, L.P., as such agreement may from time to time be amended, restated or modified in accordance with its terms.

“Redemption Date” means any date on which shares of Series D Preferred Stock are scheduled to be redeemed pursuant to any of Section 4A or Section 4B.

“Redemption Period” has the meaning set forth in Section 8.7 of the Purchase Agreement.

“Registration Statement” shall mean any shelf registration statement of the Corporation filed under the Securities Act that covers the resale of the Underlying Common Stock, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Right” has that meaning set forth in the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of November 27, 2002, as amended, by and between the Corporation and Wells Fargo Bank Minnesota, National Association, as Rights Agent, as amended, restated or modified from time to time.

“Scheduled Redemption Date” has the meaning set forth in Section 4C.

“Scheduled Redemption Price” has the meaning set forth in Section 4C.

“Securities” has the meaning assigned to it in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Facility” has the meaning assigned to it in the Purchase Agreement.

“Series A Preferred Stock” means the Corporation’s Series A Preferred Stock, $0.01 par value per share.

“Series B Preferred Stock” means the Corporation’s Series B Preferred Stock, $0.01 par value per share.

“Series B Liquidation Preference Payment” has the meaning set forth in the Certificate of Designations of Preferences, Privileges, Powers and Rights of Series B Preferred Stock, dated as of August 18, 2004.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, $0.01 par value per share.

“Series C-1 Preferred Stock” has the meaning set forth in Section 1.

“Series C Certificate” means the Certificate of Designation designating the rights and preferences of the Series C-1 Shares adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware on August 17, 2005.

“Series C-1 Certificate” means the Certificate of Designation designating the rights and preferences of the Series C-1 Shares adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware on August 14, 2006.

“Series D Liquidation Preference” has the meaning set forth in Section 3A.

“Series D Preferred Stock” has the meaning set forth in Section 1.

“Series D Redemption Price” has the meaning set forth in Section 4A.

“Share” has the meaning set forth in Section 2A.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Unpaid Dividends” means, with respect to each Share, as of any date of determination, (i) all accumulated dividends and (ii) accrued and unpaid dividends that have not yet accumulated thereon from and including the Original Date of Issuance of such Share to and including such date of determination.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Series D Preferred Stock, (ii) the Common Stock issued or issuable upon exercise of the Warrants, and (ii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  For purposes of this Agreement, any Person who holds any Series D Preferred Stock or Warrants shall be deemed to be the holder of the Underlying Common Stock issuable upon the conversion of such Series D Preferred Stock and upon the exercise of such Warrants, regardless of any restriction or limitation on the exercise of such Series D Preferred Stock or Warrants and such Underlying Common Stock shall be deemed to be in existence and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder.

“Warrants” means the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement, as they may be amended, restated or modified from time to time.

Section 10.             Amendment and Waiver.  No amendment, modification or waiver of any provision hereof shall be binding or effective without the prior written consent of the holders of at least 75% of the Series D Preferred Stock outstanding at the time such action is taken; provided, that any amendment, modification or waiver of any provision hereof that disproportionately affects the rights of any holder of Series D Preferred Stock in an adverse manner relative to any other holder of Series D Preferred Stock shall require the consent of such adversely affected holder.

Section 11.             Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

*     *     *     *

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as of the date and year first written above.

SOFTBRANDS, INC.

By:	/s/ GREGG A. WALDON
	Name:	Gregg A. Waldon
	Title:	Senior Vice President, Chief
Financial Officer and
Secretary